Exhibit 12.01

EXHIBIT 12(a)

NORTHERN STATES POWER COMPANY — MINNESOTA
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by report of independent public accountants)

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except ratios)
Earnings:

Net income	$207,865	$111,224	$158,980	$210,206	$199,465

Provisions for Federal and state taxes on income	132,732	92,191	97,431	124,713	121,764

Fixed charges as below	112,780	146,192	125,431	113,160	117,928

Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$453,377	$349,607	$381,842	$448,079	$439,157

Fixed Charges:

Interest charges, excluding AFC — debt	$97,030	$130,442	$109,681	$97,410	$103,490

Distributions on redeemable preferred securities of subsidiary trust	15,750	15,750	15,750	15,750	14,438

Total	$112,780	$146,192	$125,431	$113,160	$117,928

Ratio of Earnings to Fixed Charges	4.0	2.4	3.0	4.0	3.7

Exhibit 12(b)

NORTHERN STATES POWER COMPANY — WISCONSIN

COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

(not covered by report of independent public accountants)

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except ratios)
Earnings:

Net income	$36,392	$30,296	$36,366	$32,195	$37,417

Provisions for Federal and state taxes on income	21,158	20,690	25,302	20,468	23,309

Fixed charges as below	23,139	21,557	19,627	19,189	18,010

Less: Undistributed equity in earnings of unconsolidated affiliates	553	411	409	3	300

Total	$80,136	$72,132	$80,886	$71,849	$78,436

Fixed Charges:

Interest charges, excluding AFC — debt	$23,139	$21,557	$19,627	$19,189	$18,010

Distributions on redeemable preferred securities of subsidiary trust	—	—	—	—	—

Total	$23,139	$21,557	$19,627	$19,189	$18,010

Ratio of Earnings to Fixed Charges	3.5	3.3	4.1	3.7	4.4

EXHIBIT 12(c)

PUBLIC SERVICE COMPANY OF COLORADO
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by report of independent public accountants)

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except ratios)
Earnings:

Net income	$273,033	$196,128	$204,265	$200,103	$204,042

Provisions for Federal and state taxes on income	132,501	102,770	96,574	101,494	90,813

Fixed charges as below	226,651	244,952	234,544	210,539	197,658

Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$632,185	$543,850	$535,383	$512,136	$492,513

Fixed Charges:

Interest charges, excluding AFC — debt	$211,451	$229,752	$219,344	$200,828	$197,658

Distributions on redeemable preferred securities of subsidiary trust	15,200	15,200	15,200	9,711	—

Total	$226,651	$244,952	$234,544	$210,539	$197,658

Ratio of Earnings to Fixed Charges	2.8	2.2	2.3	2.4	2.5

EXHIBIT 12(d)

SOUTHWESTERN PUBLIC SERVICE COMPANY
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO FIXED CHARGES

(not covered by report of independent public accountants)

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except ratios)
Earnings:

Net income	$130,100	$69,492	$102,709	$114,987	$75,575

Provisions for Federal and state taxes on income	71,175	58,776	59,399	65,696	48,795

Fixed charges as below	57,276	67,713	64,888	64,052	63,075

Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$258,551	$195,981	$226,996	$244,735	$187,445

Fixed Charges:

Interest charges, excluding AFC — debt	$49,426	$59,863	$57,038	$56,202	$55,225

Distributions on redeemable preferred securities of subsidiary trust	7,850	7,850	7,850	7,850	7,850

Total	$57,276	$67,713	$64,888	$64,052	$63,075

Ratio of Earnings to Fixed Charges	4.5	2.9	3.5	3.8	3.0